Exhibit 99.1

FOR IMMEDIATE RELEASE

SECUREALERT EVALUATES HISTORICAL FINANCIALS
TO ENSURE FOUNDATION FOR EXPANSION

SANDY, Utah, February 29, 2012 – SecureAlert, Inc. (OTCBB: SCRA, OTCQB: SCRA), a global leader in offender intervention and tracking technologies widely used by public safety agencies throughout the United States and expanding internationally, announced today that in connection with an ongoing review by a special committee of independent directors, it is  evaluating certain historical transactions by former executives, officers, and directors relating to product sales, which were conducted during fiscal years 2007 and 2008.  As part of the evaluation, the Company contacted and met with the Securities & Exchange Commission (“SEC”) in order to report its self-conducted inquiry and preliminary findings, which may or may not result in additional disclosures.  Additional information regarding the review is contained in a Current Report on Form 8-K filed today with the SEC by the Company.

SecureAlert and its special committee are conducting the evaluation to determine whether any changes will be required to its financial statements or reports for the fiscal years 2007 or 2008.  The Company believes that the  evaluation strengthens the Company’s efforts to raise necessary expansion capital, as well as its ability to consider opportunities for mergers or acquisitions, all of which require significant financial due diligence and integrity of historical results.

“Reporting consistent, accurate and reliable financial information is of the utmost importance to us and to our shareholders.  We are committed and unwavering in publishing consistent and accurate financial reports, past and present, holding ourselves to the highest standards while enabling our current shareholders and prospective investors, to make informed investment decisions with confidence,” said Chad D. Olsen, Chief Financial Officer, SecureAlert, Inc.

“As we drive toward profitability and global expansion, it is imperative that our financial house in is order and that we demonstrate operational integrity and financial transparency in everything that we do,” said John L, Hastings III, President  & CEO of SecureAlert, Inc.  “We fully commit to our customers, investors and employees that we will maintain the highest standards of stewardship in driving the Company forward,” concluded Mr. Hastings.

About SecureAlert, Inc.

SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide. SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office.   The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.  To learn more about SecureAlert, Inc., please visit www.securealert.com.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com